                                                                EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-3, No. 333-102843) and related prospectus of Allegiant Bancorp, Inc. for the registration of 1,955,000 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2003 (except for Note 14, as to which the date is January 30, 2003) with respect to the consolidated financial statements of Allegiant Bancorp, Inc. incorporated by reference in its Annual Report
(Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

St. Louis, Missouri
April 8, 2003